UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ICT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 18, 2004

TO THE SHAREHOLDERS OF

ICT GROUP, INC

Notice is hereby given that the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) of ICT GROUP, INC. (the “Company” or “ICT”) will be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on May 18, 2004, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors;

2.	To approve a proposal to amend the Company’s 1996 Non-Employee Directors Plan to increase the number of option shares granted upon first becoming a member of the board from 10,000 to 15,000 shares and to increase the number of option shares granted each year thereafter from 2,500 to 5,000 shares;

3.	To ratify the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of the close of business on April 2, 2004 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 2, 2004 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company’s executive offices at 100 Brandywine Boulevard, Newtown, Pennsylvania 18940.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

Newtown, Pennsylvania

April 12, 2004

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

ICT GROUP, INC.

100 Brandywine Boulevard

Newtown, Pennsylvania 18940

PROXY STATEMENT

FOR

2004 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON

MAY 18, 2004

General Information on the Meeting

This proxy statement and the accompanying form of proxy are being mailed on or about April 12, 2004 to the shareholders of ICT GROUP, INC. (the “Company” or “ICT”). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on May 18, 2004, at 10:00 a.m., local time, and at any adjournments thereof.

The entire cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

Voting at the Meeting

Only shareholders of common stock of the Company, par value $0.01 per share (“Common Stock”), of record at the close of business on April 2, 2004 are entitled to notice of, and to vote at, the Annual Meeting. As of April 2, 2004, there were 12,532,791 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock held in such shareholder’s name.

The Company presently has no other class of stock outstanding and entitled to vote at the Annual Meeting. Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast (in other words, nominees with the highest number of votes are elected). All other matters to be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of the majority of the votes cast with respect to that matter. A properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether a quorum is present, is not considered a cast vote and will have no effect on the vote. Similarly, a broker “non-vote” on any matter (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from that beneficial owner and those matters are matters with respect to which the broker has no discretion to vote) will have no effect on the outcome of the vote on that matter.

The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder’s directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted FOR the nominees listed herein under “Election of Directors,” FOR the proposal to amend the Company’s 1996 Non-Employee Directors Plan and FOR the proposal to ratify the selection of KPMG LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004.

Execution of the accompanying proxy will not affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke the proxy by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company’s transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The board of directors of the Company currently consists of five members and is divided into three classes: two classes each consisting of two directors and one class consisting of one director. One class of directors is elected each year to hold office for a three-year term and until the election and qualification of his successor or until his death, removal or resignation. At the Annual Meeting, two directors will be elected for the class with a term expiring at the Annual Meeting. The term of office for the directors elected at the Annual Meeting will expire at the 2007 annual meeting of shareholders.

The board of directors has nominated Bernard Somers and Seth J. Lehr, current members of the board of directors, for election as directors at the Annual Meeting.

The nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes the nominees will be able to serve as directors. If this should not be the case, however, the proxies may be voted for substitute nominees to be designated by the board of directors. The board of directors recommends a vote FOR the nominees.

Nominees for Election with Terms Expiring in 2007

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

Bernard Somers	54	Mr. Somers has been a partner of Somers & Associates, located in Dublin, Ireland, since 1988. Mr. Somers has been a director of the Company since 1996. He currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company, and Commerzbank Europe (Ireland) Ltd.

Seth J. Lehr	47	Mr. Lehr has been a partner of LLR Equity Partners, L.P., located in Philadelphia, Pennsylvania since 1999. From 1992 to 1999, Mr. Lehr was employed by Legg Mason Wood Walker, a Baltimore-based investment banking firm, and held the position of Managing Director and Group Head of the Investment Bank Division. Mr. Lehr has been a director of the Company since 2000. Mr. Lehr serves as a director of Opinion Research Corporation.

Director Continuing in Office with a Term Expiring in 2005

Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

Donald P. Brennan	63	Donald P. Brennan has served as Vice-Chairman and a director of the Company since April 1987. He also serves as a director of Eurotel Marketing Limited and ICT Australia PTY Ltd, both of which are subsidiaries of the Company. Mr. Brennan has been a private investor since December 1998. From February 1996 to December 1998, he was an Advisory Director of Morgan Stanley & Co. Incorporated. In addition, Mr. Brennan served as a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated from 1986 until his retirement in February 1996, and he also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated.
Directors Continuing in Office with Terms Expiring in 2006
Name of Director	Age	Year First Became Director, Principal Occupations During Past Five Years and Certain Directorships

John J. Brennan	60	Mr. Brennan has served as Chairman, Chief Executive Officer and a director of the Company since April 1987, when he managed the buyout of ICT’s predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation (“DIC”). He also served as President of the Company from April 1987 to June 2001 and again since January 2003. Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

John A. Stoops	50	Mr. Stoops has been an independent marketing consultant since June 2001. Mr. Stoops had been Vice President of Scholastics Direct to Home from June 1999 to June 2001. From January 1995 to May 1999, Mr. Stoops was Vice President of Books for American Express Publishing Corporation. From November 1990 to September 1994, Mr. Stoops was President of Atlas Editions, U.S.A. He has been a director of the Company since 1996.

General Information Concerning the Board of Directors and its Committees

The board of directors of the Company met on six occasions during 2003. The board of directors annually elects from its members an Audit Committee and Compensation Committee. Each director attended at least 75% of the aggregate of the meetings of the board of directors and the meetings of the committee or committees on which he served during 2003.

Controlled Company. John J. Brennan and Eileen Brennan Oakley have reported on their Schedule 13D that they are part of a group and together hold in excess of 50% of the power to vote in the election of directors of the Company. The Company is therefore a “controlled company” as defined by Nasdaq rules and exempt from the requirement to maintain a majority of independent directors on the board and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors. However, the Board of Directors has determined that a majority of its members – Messrs. Somers, Stoops and Lehr—are independent directors.

Audit Committee. The Audit Committee, composed of Bernard Somers (Chairman), John A. Stoops and Seth J. Lehr, met six times during 2003. All members of the Audit Committee are independent (as defined in Nasdaq’s Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act). In addition, the board of directors has determined that Bernard Somers and Seth J. Lehr qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission (“SEC”) in Item 401(h) of Regulation S-K. The Audit Committee appoints the Company’s independent public accountants to serve the following year, oversees their independence and monitors the integrity of the Company’s financial reporting process and system of internal controls. The Audit Committee meets quarterly with the Company’s principal financial and accounting officers and independent public accountants to review the scope of auditing procedures, the Company’s policies relating to internal auditing and accounting procedures and controls, and to discuss results of the quarterly reviews and the annual audit of the Company’s financial statements.

Compensation Committee. The Compensation Committee, composed of Donald P. Brennan (Chairman) and Bernard Somers, met five times during 2003. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company’s stock option plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company’s Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the compensation of the Company’s other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally.

Director Nominations. The board of directors does not have a standing nominating committee or a nominating committee charter. The board of directors has not considered a nominating committee necessary because few directors have been added to the board since the Company’s inception. Nominees for the board of directors are selected by the board after receiving recommendations of potential candidates from a member of the board. The Company may engage a third party search firm to assist in identifying and evaluating potential nominees and may, in the future, establish a standing nominating committee. The board of directors will consider a shareholder’s nominees for election to the board in 2005 if the suggestion is made in writing, includes biographical data and a description of the nominees’ qualifications and is accompanied by the written consent of each nominee. Any such suggestion for nominees must be mailed to the Secretary of the Company at its corporate offices and received by the Secretary no later than December 1, 2004.

The Board has not established minimum qualifications for board members but may do so in the future. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal integrity and judgment, and skills and qualifications that complement the skills and qualifications of other Board members.

Shareholder Communication with Board Members. Any shareholder who wishes to communicate with the Board, or one or more specific members of the Board, should communicate in a writing addressed to the Secretary of the Company at its corporate offices. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressee.

Board Member Attendance at Annual Meetings. The Company expects all directors to attend the annual meeting of shareholders. All directors attended the annual meeting of shareholders held in 2003.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position

John J. Brennan	60	Chairman, Chief Executive Officer and President

John D. Campbell	48	Executive Vice President, Global Sales and Marketing

Timothy F. Kowalski	43	Executive Vice President, Technology and Planning

John L. Magee	50	Executive Vice President, Global Operations

Vincent A. Paccapaniccia	46	Executive Vice President, Finance and Administration, Chief Financial Officer

Pamela J. Goyke	48	Chief Information Officer and Senior Vice President of Systems and Technology

Janice A. Jones	59	Senior Vice President, Corporate Support Services

Maurice J. Kerins	50	Senior Vice President, International Operations

Dean J. Kilpatrick	59	Senior Vice President, CRM Services Operations

Jeffrey C. Moore	48	Senior Vice President, General Counsel and Secretary

John J. Brennan’s employment background is described above under “Directors Continuing in Office with Terms Expiring in 2006.”

John D. Campbell has served as Executive Vice President, Global Sales and Marketing since January 2003. Prior to that, Mr. Campbell was President of ICT Sales since January 1998. He served as President of ICT Domestic Sales from January 1997 to January 1998 and as Senior Vice President, Sales and Marketing from January 1990 to January 1998.

Timothy F. Kowalski has served as Executive Vice President, Technology and Planning since January 2003. Prior to that, Mr. Kowalski was President, CRM Technology Ventures and Senior Vice President Corporate Planning since December 2001. From February 2000 to November 2001, Mr. Kowalski served as President of the Company’s former wholly-owned subsidiary iCT ConnectedTouch LLC. Mr. Kowalski was the Company’s Senior Vice President, Systems and Technology and Chief Information Officer from August 1997 to February 2000.

John L. Magee has served as Executive Vice President, Global Operations since January 2003. Prior to that, Mr. Magee was President, ICT North American Services since January 2001 and was President of ICT TeleServices Division since January 1996. He was the Company’s Executive Vice President, Operations from January 1994 to January 1996. From November 1987 to January 1994, he served as Senior Vice President, Operations of the Company.

Vincent A. Paccapaniccia has served as Executive Vice President, Finance and Administration since January 2003 and as Chief Financial Officer since August 1998. From August 1998 until January 2003, Mr. Paccapaniccia was the Company’s Senior Vice President, Finance and Assistant Secretary. From July 1998 to August 1998, he served as Senior Vice President of Finance. From January 1996 to July 1998, Mr. Paccapaniccia served as Vice President of Finance.

Pamela J. Goyke has served as Chief Information Officer and Senior Vice President of Systems and Technology since October 2000. Prior to joining the Company, Ms. Goyke served as Senior Manager for Ernst & Young LLP, in its High Growth Customer Relationship Management Practice from 1999 to 2000. She held several senior management positions with Electronic Data Systems from 1981 to 1998, including Divisional Vice President and Divisional Chief Information Officer.

Janice A. Jones has served as Senior Vice President, Corporate Support Services since January 2003. Prior to that, Ms. Jones was the Company’s Senior Vice President Quality Management and Development since September 1999 and served as Vice President Quality Assurance from 1996 to 1999.

Maurice J. Kerins has served as Senior Vice President, International Operations since January 2002. From February 2000 to December 2001, Mr. Kerins served as Vice President, Customer Support for Register.com. Mr. Kerins previously was employed by the Company from May 1984 to February 2000, most recently holding the position of President, Management Services Division from January 1996 to February 2000.

Dean J. Kilpatrick has served as Senior Vice President CRM Services Operations since July 2003. Prior to that, Mr. Kilpatrick was Senior Vice President Corporate Operations since May 2002 and President of the Company’s Marketing Services division since September 1996.

Jeffrey C. Moore has served as Senior Vice President, General Counsel and Secretary since December 2003. From October 1996 until December 2003, Mr. Moore served as General Counsel and later Vice President and General Counsel of Kulicke & Soffa Industries, Inc., a chip assembly and test interconnect company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 30, 2004 (except as otherwise noted) regarding the beneficial ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement and (iv) by all current executive officers and directors of the Company as a group.

Executive Officers and Directors

Names	Number of Shares Beneficially Owned(1)	Percentage of Class(2)

John J. Brennan(3)	8,393,507	65.6%

Donald P. Brennan(4)	4,515,000	36.0%

Seth J. Lehr(5)	17,500	*

Bernard Somers(5)	23,500	*

John A. Stoops(5)	17,500	*

John D. Campbell(6)	166,350	1.3%

John L. Magee(7)	176,150	1.4%

Dean J. Kilpatrick(8)	51,625	*

Timothy F. Kowalski(9)	43,125	*

All executive officers and directors as a group (14 persons)(10)	8,983,132	67.2%

Other Beneficial Owners

Names	Number of Shares Beneficially Owned(1)	Percentage of Class(2)

Eileen Brennan Oakley(11)	6,155,132	49.1%

Westcap Investors LLC(12)	1,275,490	10.2%
1111 Santa Monica Boulevard
Suite 820
Los Angeles, CA 90025

Wellington Management Company, LLP(13)	725,900	5.8%
75 State Street
Boston, MA 02109

*	Less than one percent

(1)	Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options held by each individual or group to the extent such options are exercisable within 60 days of March 30, 2004.

(2)	The percentage for each individual or group is based on the aggregate number of shares outstanding as of March 30, 2004 (12,532,791) and all shares issuable upon the exercise of outstanding stock options held by such individual or group to the extent such options are exercisable within 60 days of March 30, 2004.

(3)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, and John J. Brennan and Eileen Brennan Oakley share certain voting power pursuant to an Amended and Restated Voting Trust Agreement dated April 1, 2004, more fully described in “Certain Relationships and Related Transactions” below (ii) 91,300 issued and outstanding shares of Common Stock over which John J. Brennan exercises voting control pursuant to certain Voting Agreements entered into by and among current and former employees of the Company, John J. Brennan and the Company, (iii) 1,846,500 issued and outstanding shares of Common Stock, (iv) 32,700 issued and outstanding shares of Common Stock held jointly with John Brennan’s wife, (v) 267,875 shares of Common Stock issuable pursuant to exercisable stock options issued in John Brennan’s name and (vi) 1,655,132 shares of Common Stock held subject to twelve trusts over which Ms. Oakley, the daughter of Donald P. Brennan, and John J. Brennan share certain voting power pursuant to a Voting Agreement dated April 1, 2004, more fully described in “Certain Relationships and Related Transactions” below. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(4)	Consists of (i) 4,500,000 shares of Common Stock over which John J. Brennan and Donald P. Brennan share dispositive power and certain voting power, and John J. Brennan and Eileen Brennan Oakley share certain voting power pursuant to an Amended and Restated Voting Trust Agreement dated April 1, 2004, more fully described in “Certain Relationships and Related Transactions” below and (ii) 15,000 shares of Common Stock issuable pursuant to exercisable stock options issued in Donald Brennan’s name. Does not include 407,368 shares of Common Stock held by grantor retained annuity trusts over which Donald Brennan, the grantor, is precluded from exercising any power, including the power to vote or dispose of such shares. Accordingly, Donald P. Brennan disclaims beneficial ownership of those 407,368 shares of Common Stock. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(5)	Includes 17,500 shares of Common Stock issuable pursuant to exercisable stock options for each of Mr. Lehr and Mr. Somers and 14,500 shares of Common Stock issuable pursuant to exercisable stock options for Mr. Stoops.

(6)	Includes 106,350 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(7)	Includes 165,650 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(8)	Consists of 51,625 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(9)	Consists of 43,125 shares of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the terms of a Voting Agreement.

(10)	Includes 838,700 shares of Common Stock issuable pursuant to exercisable stock options.

(11)	Consists of (i) 1,655,132 shares of Common Stock held subject to twelve trusts over which Ms. Oakley has voting control and (ii) 4,500,000 shares of Common Stock over which John J. Brennan and Ms. Oakley share certain voting power pursuant to an Amended and Restated Voting Trust Agreement dated April 1, 2004, more fully described in “Certain Relationships and Related Transactions” below. The address of this shareholder is 100 Brandywine Boulevard, Newtown, PA 18940.

(12)	In a Schedule 13G reporting beneficial ownership as of December 31, 2003, Westcap Investors LLC reported that it is an investment advisor with the sole power to vote 938,273 of these shares.

(13)	In a Schedule 13G reporting beneficial ownership as of December 31, 2003, Wellington Management Company LLP(“WMC”) reported that, in its capacity as investment advisor, it may be deemed to beneficially own 725,900 shares of the Company which are held of record by clients of WMC. WMC also reported that it shares the power to vote 187,900 of these shares and shares the power to dispose of all of these shares.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table.    The following table sets forth for the years ended December 31, 2003, 2002 and 2001 compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of the Company for the year ended December 31, 2003.

Summary Compensation Table

	Annual Compensation					Long Term Compensation		All Other Compensation(1)
Name and Principal Position	Year	Salary		Bonus(5)		Securities Underlying Options/SARs(6)
John J. Brennan Chairman, President and Chief Executive Officer	2003 2002 2001	$ $ $	502,883 557,692 498,010	$ $ $	106,930 255,297 507,787	0 27,300 28,200	(2) (3) (4)	$ $ $	125,399 98,416 92,439

John L. Magee Executive Vice President, Global Operations	2003 2002 2001	$ $ $	274,538 264,596 249,231	$ $ $	45,708 101,600 147,884	0 5,000 7,400	(2) (3) (4)	$ $ $	6,631 6,466 5,818

John D. Campbell Executive Vice President, Global Sales and Marketing	2003 2002 2001	$ $ $	219,769 214,731 204,712	$ $ $	123,550 147,552 185,720	0 6,200 8,900	(2) (3) (4)	$ $ $	4,824 4,860 4,212

Dean J. Kilpatrick President, Marketing Services Operations	2003 2002 2001	$ $ $	200,433 192,298 183,615	$ $ $	54,755 104,092 143,302	0 4,800 7,300	(2) (3) (4)	$ $ $	5,072 5,211 4,432

Timothy F. Kowalski Executive Vice President, Technology and Planning	2003 2002 2001	$ $ $	219,769 214,866 209,808	$ $ $	35,980 62,988 115,532	0 3,900 5,400	(2) (3) (4)	$ $ $	6,265 6,663 5,440

(1)	Includes for 2003: (i) Company contributions of $4,000, $4,000, $4,000, $4,000 and $4,000 to the Company’s 401(k) tax-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kilpatrick and Mr. Kowalski, respectively, (ii) premiums paid by the Company in the amount of $1,584, $573, $374, $1,072 and $249, for group term life insurance on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kilpatrick and Mr. Kowalski, respectively; (iii) premiums paid by the Company in the amount of $82,384, $558 and $451 for life insurance on behalf of Mr. Brennan, Mr. Magee and Mr. Campbell, respectively; (iv) Company contributions of $22,745, $1,500 and $2,016 to the Company’s non-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee and Mr. Kowalski, respectively, and (v) lease payments paid by the Company in the amount of $14,686 for an automobile leased on behalf of Mr. Brennan.

(2)	No options were granted to the named executive officers in 2003.

(3)	These options were granted in 2002 for the employee’s performance during 2001.

(4)	These options were granted in 2001 for the employee’s performance during 2000.

(5)	Represents bonuses earned during the fiscal year. In previous proxy statements, the bonus column reflected bonuses paid in the year rather than earned in that year.

(6)

The Company formed iCT ConnectedTouch LLC (“ConnectedTouch”) in February 2000 as a Pennsylvania limited liability company and wholly-owned subsidiary of the Company. The Company owned 10,000,000 interests (“Interests”) in ConnectedTouch, constituting all of the issued and outstanding Interests in ConnectedTouch. In May 2000, ConnectedTouch adopted a 2000 Equity Compensation Plan (the “2000 ConnectedTouch Equity Plan”) pursuant to which ConnectedTouch reserved for issuance options to purchase up to 2,000,000 Interests in ConnectedTouch. The 2000 ConnectedTouch Equity Plan permitted the issuance of these options to employees of the Company and ConnectedTouch and to members of the board of directors of the Company and ConnectedTouch. On October 19, 2000, Messrs. John J. Brennan, John L. Magee, John D. Campbell, Dean J. Kilpatrick and Timothy F. Kowalski were granted options under the 2000 ConnectedTouch Equity Plan to purchase Interests in ConnectedTouch in the amounts of 250,000, 40,000, 80,000, 40,000 and 150,000 Interests, respectively. In November 2001, ConnectedTouch was merged into the Company and the 2000 ConnectedTouch Equity Plan and the options to purchase Interests granted thereunder were terminated without compensation.

Year-End Values.    The following table summarizes option exercises during 2003 and the value of vested and unvested options for the persons named in the Summary Compensation Table at December 31, 2003.

Aggregated Option Exercises in Last Year and Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

John J. Brennan	—	—	267,875	6,825	$1,419,116	—

John L. Magee	30,000	$378,001	165,650	1,250	$1,495,079	—

John D. Campbell	36,000	457,402	106,350	1,550	$671,371	—

Dean J. Kilpatrick	—	—	51,625	1,200	$223,395	—

Timothy F. Kowalski	—	—	43,125	975	$139,608	—

(1)	Values calculated using the closing market price of $11.74 per share of the Company’s Common Stock on December 31, 2003 and the per share exercise price of the individual’s options.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)

Equity compensation plans approved by security holders	1,355,838	$7.97	1,089,837

Equity compensation plans not approved by security holders	0	0	0

Non-Qualified Deferred Compensation Plan

In October 1999, the Company adopted a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) for certain employees, under which deferrals commenced as of April 2000. The Deferred

Compensation Plan allows participating employees to defer a portion of their compensation on a pre-tax basis. Pursuant to an amendment to the Deferred Compensation Plan effective January 1, 2001, the Company currently makes a matching contribution to the account of each participant in an amount equal to ten percent (10%) of the amount of such participant’s deferral under the Deferred Compensation Plan. The contributions from this match vest in the employee’s account ratably over a period of three (3) years measured from the employee’s first day of employment with the Company. Employees are fully vested in the amounts they defer, but withdrawals are not permitted until the termination of the Deferred Compensation Plan, or the termination, disability or death of the participating employee. Other withdrawals are permitted for unforeseeable emergencies only.

Employment Agreements

In August 2002, the Company entered into an employment agreement with John J. Brennan as Chief Executive Officer. The agreement has a three-year term that ends July 31, 2005, but the term renews automatically for successive three-year periods unless either party gives written notice of termination at least 180 days prior to the expiration date, or unless earlier terminated as provided therein. The agreement initially provides for a base salary of $575,000, which may be increased each year at the discretion of the Company’s Compensation Committee, and may not be decreased below the then current level. Mr. Brennan’s base salary was adjusted to $625,000 on February 1, 2004. Mr. Brennan is eligible each year to participate in a Quarterly Incentive Plan (“QIP”) under which he is eligible to receive a bonus in an amount up to 150% of his then base salary. Mr. Brennan is also eligible each year to participate in an Annual Incentive Plan (“AIP”) under which he is eligible to receive a bonus in an amount up to 200% of his QIP bonus for the year. The payment of the QIP bonus and the AIP bonus may be in the form of cash and/or Common Stock as determined by the Company’s Compensation Committee. Mr. Brennan also is entitled to receive each year for three years, commencing May 1, 2003, an annual grant of options to purchase 100,000 shares of Common Stock under the Company’s 1996 Equity Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant. Twenty-five percent (25%) of each grant shall vest as of the date of grant, with the remainder vesting in equal installments on the first, second and third anniversaries of the grant date. The Company’s Compensation Committee shall have the right to reduce or eliminate each such grant if the Compensation Committee determines that the Company’s earnings per share for the Company’s most recent fiscal year are not in excess of the Company’s earnings per share for the Company’s fiscal year prior to the most recent fiscal year. In addition, in the event of (i) a material change in the capitalization of the Company (including, but not limited to, a public offering, stock split or spin-off), or (ii) a material negative performance variance from the Company’s business plan resulting from circumstances not attributable to Mr. Mr. Brennan’s performance or, alternatively, reflecting inadequate performance by Mr. Brennan, the Compensation Committee shall have the right to increase or decrease the number of shares subject to the grants to reflect such circumstances in such manner as the Compensation Committee in its discretion may determine. If Mr. Brennan’s employment is terminated by the Company for other than willful misconduct, or if Mr. Brennan terminates his employment for “good reason,” then the Company is required to maintain its obligations under his employment agreement for 36 months from the date of termination. Mr. Brennan may terminate his employment agreement for “good reason” upon 30 days’ written notice if there has been (i) a substantial (20% or more) reduction in his salary or benefits other than a reduction which is part of a general salary reduction applicable to all senior executives of the Company, (ii) a substantial change in his duties or (iii) a “change of control” of the Company. A “change of control” is defined as the occurrence of an event resulting in any person other than Mr. Brennan becoming a beneficial owner of more than 50% of the then outstanding securities of the Company or a merger of the Company or the sale of substantially all of the assets of the Company.

In August 2002, the Company entered into an employment agreement with John L. Magee that provided for a base salary of $265,000 per year. Mr. Magee’s employment agreement provides for his salary, which currently is $285,000, to be reviewed annually by the board of directors. His employment agreement has an initial term of one year, and is renewed automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. The Company may terminate the employment agreement at any time, with or without cause. The employment agreement contains severance provisions that, if triggered, entitle Mr. Magee to monthly severance payments in an amount equal to his then-current monthly salary for a period of 18 months. The severance payments are triggered by the termination of Mr. Magee’s employment by the Company without cause or upon Mr. Magee’s resignation for “good reason” which includes a breach by the Company of its obligation under the employment agreement, a material diminishment of Mr. Magee’s duties or the removal of Mr. Magee from his position without his consent.

In March 2003, the Company entered into an employment agreement with John Campbell that provided for a base salary of $215,000 per year. Mr. Campbell’s employment agreement provides for his salary, which currently is $225,000, to be reviewed annually by the board of directors. His employment agreement has an initial term of one year, and is renewed automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. The company may terminate the employment agreement at any time, with or without cause. The employment agreement contains severance provision that, if triggered, entitle Mr. Campbell to monthly severance payments in an amount equal to his then-current monthly salary for a period of 18 months. The severance payments are triggered by the termination of Mr. Campbell’s employment by the Company without cause.

In May 1995, the Company entered into an employment agreement with Dean J. Kilpatrick that provided for a base salary of $115,000 per year. Mr. Kilpatrick’s employment agreement had an initial term of one year and renews automatically for consecutive one-year periods unless terminated within 90 days prior to the expiration of the then-current term. Mr. Kilpatrick’s current base salary is $215,000. In October 2002, Mr. Kilpatrick’s employment agreement was amended to provide for Mr. Kilpatrick to receive monthly severance payments in the event of the termination of Mr. Kilpatrick’s employment by the Company without cause for either twelve (12) months if Mr. Kilpatrick has less than ten (10) years of uninterrupted service with the Company, or eighteen (18) months if Mr. Kilpatrick has ten (10) years or more of uninterrupted service with the Company, at the time of such termination.

In July 1997, the Company entered into an employment agreement with Timothy F. Kowalski that provided for a base salary of $135,000 per year. Mr. Kowalski’s employment agreement had an initial term of one year and renews automatically for consecutive one-year periods unless either party terminates prior to the end of the renewal term. Mr. Kowalski’s base salary is currently $225,000 per annum. In March 2003 Mr. Kowalski’s employment agreement was amended to provide for Mr. Kowalski to receive monthly severance payments equal to his then current monthly salary in the event of the termination of Mr. Kowalski’s employment by the Company without cause for either twelve (12) months if Mr. Kowalski has less than ten (10) years of uninterrupted service with the Company, or eighteen (18) months if Mr. Kowalski has ten (10) years or more of uninterrupted service with the Company, at the time of such termination.

The employment agreements discussed above contain non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment agreements restrict the employee from interfering with the Company’s current, former or potential customers, none contain a provision restricting a terminated employee’s ability to work for a competitor of the Company.

Compensation of Directors

During 2003, non-employee directors were paid directors’ fees of $2,500 for each quarterly Board meeting and each special Board meeting attended in person or by telephone and $500 for any other telephonic Board meeting attended. The Chairman of the Audit Committee and the Chairman of the Compensation Committee each received $1,000 for each committee meeting attended and the other members of the Audit Committee and the Compensation Committee received $500 for each committee meeting attended. The non-employee directors were also paid an annual fee of $10,000. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

For 2004, the Compensation Committee recommended, and the Board approved, an increase in the fees paid to non-employee directors. The annual fee was increased to $25,000; the fee paid to Committee Chairmen was increased to $2000 per meeting attended; and the fee paid to Committee members other than the Chairman was increased to $1,250 per meeting attended. Other fees remain unchanged. The Compensation Committee based its recommendation upon an analysis of compensation paid to directors of industry peer group companies and the increased responsibilities of directors of public companies. The Company believes that it should offer competitive levels of compensation in order to attract and retain qualified directors and incentivize directors to actively participate in matters before the Board.

Under the Company’s 1996 Non-Employee Directors Plan as currently in effect, each non-employee director receives, upon initial election to the Board, an option to purchase 10,000 shares of Common Stock. These initial options are exercisable with respect to fifty percent (50%) of the shares on the date of grant and become exercisable with respect to the remaining fifty percent (50%) of the shares on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date. These initial options have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance. In addition, each non-employee director is granted an option to purchase 2,500 shares of Common Stock on the date of each annual meeting; these options vest on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date, have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire ten years after issuance. Shareholders are being asked to approve an amendment to the 1996 Non-Employee Directors Plan (see Proposal No. 2).

Certain Relationships and Related Transactions

Voting Trust Agreement.    John J. Brennan, Donald P. Brennan and the Company entered into an Amended and Restated Voting Trust Agreement dated as of October 16, 2000, which was amended and restated as of April 1, 2004 (the “Voting Trust Agreement”). The Voting Trust Agreement terminates December 31, 2080. John J. Brennan and Donald P. Brennan are voting trustees of the voting trust created by the Voting Trust Agreement. The Voting Trust Agreement provides that all acts of John J. Brennan and Donald P. Brennan as voting trustees must be by unanimous consent. While Donald P. Brennan is a trustee under the Voting Trust Agreement and while Eileen Brennan Oakley and John J. Brennan are parties to a separate Voting Agreement (described below in “Voting Agreements”) all decisions regarding the vote, or abstention from voting, for the election of the Company’s directors shall be made by the unanimous consent of Ms. Oakley and John J. Brennan. John J. Brennan has the right under the Voting Trust Agreement to designate an individual to act as his successor trustee upon his death or resignation; if no such successor is so designated, his wife, Jean M. Brennan, will act as successor trustee. If she acts as a trustee, Jean M. Brennan may designate any child of John J. Brennan to act as her successor trustee upon her death or resignation. Upon the death or resignation of Donald P. Brennan as a voting trustee, his daughter, Eileen Brennan Oakley, will become a voting trustee. If Eileen Brennan Oakley fails or ceases to act as a voting trustee, the next oldest child of Donald P. Brennan shall become a voting trustee. If Donald P. Brennan dies or resigns while John J. Brennan is acting as a voting trustee, the vote of John J. Brennan constitutes the unanimous vote of the trustees in the event of any disagreement between John J. Brennan and the successor voting trustee of Donald P. Brennan. The Voting Trust Agreement provides for the appointment of an independent trustee to act as co-trustee in the event that none of John J. Brennan, the wife of John J. Brennan and Donald P. Brennan is acting as voting trustees. The trustees are required to vote all shares held under the Voting Trust Agreement to elect Donald P. Brennan as a director of the Company if he is nominated for election as a director and to vote all such shares against the removal of Donald P. Brennan as a director of the Company, unless he is unable to perform his duties as a director due to mental or physical incapacity or unless he has engaged in willful misconduct or gross negligence. Pursuant to a supplemental agreement entered into as of October 16, 2000 between John J. Brennan and Donald P. Brennan, (the “Supplemental Agreement”), Donald P. Brennan consented to John J. Brennan’s withdrawal from the Voting Trust of shares of ICT Common Stock that he beneficially owned in excess of 2,250,000 shares, provided that the shares he removed remain subject to the Amended and Restated Shareholders Agreement dated as of October 16, 2000, as described below. John J. Brennan withdrew 1,846,500 shares of ICT Common Stock from the Voting Trust, leaving 2,250,000 shares he beneficially owns subject to the Voting Trust. Under the Supplemental Agreement, John J. Brennan and Donald

P. Brennan agreed to use their best efforts to ensure that the other is nominated to stand for election as a director of the Company at the conclusion of each of their respective terms and John J. Brennan agreed to vote the shares he removed from the Voting Trust for Donald P. Brennan’s election as a director of the Company.

Shareholders’ Agreement.    The Company, John J. Brennan, Donald P. Brennan and certain family trusts that have been established by John J. Brennan and Donald P. Brennan (the “Trusts”) have entered into an Amended and Restated Shareholders Agreement dated as of October 16, 2000 that covers the shares of Common Stock that each beneficially owns, including those held in the Voting Trust (the “Shareholders’ Agreement”). The Shareholders’ Agreement prohibits the transfer of shares owned by John J. Brennan, Donald P. Brennan and the Trusts, without the consent of the other parties to the Shareholders’ Agreement, except (i) pursuant to a public offering, (ii) to certain family members and trusts who agree to be bound by the Shareholders’ Agreement, (iii) to another party, or the Company, pursuant to rights of first refusal or (iv) to a third party subject to certain rights of first refusal.

Voting Agreements.    Each of the Company’s employee optionholders has entered into a ten-year voting agreement (the “Optionholder Voting Agreements”) with the Company and John J. Brennan pursuant to which each optionholder has agreed to vote all shares of Common Stock received by such individuals upon the exercise of options in the manner directed by Mr. Brennan. The Optionholder Voting Agreements are binding on each of the optionholders’ successors in interest. Mr. Brennan is required to release shares covered by the Optionholder Voting Agreements if a shareholder intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market are thereafter not subject to the Voting Agreements.

In addition, the Company, John J. Brennan and Eileen Brennan Oakley, (the “Trustee”), the Trustee of the Brennan Family 1997 Trust and the Brennan Family 1996 Trust, have entered into a ten-year voting agreement dated as of April 1, 2004, pursuant to which all shares of Common Stock beneficially owned by the Trustee will be voted by unanimous consent with Mr. Brennan on all matters submitted to shareholders involving the election of members of the board of directors. The agreement, and the proxy given to Mr. Brennan for the Trustee’s shares, may be revoked-at-will by either John J. Brennan or the Trustee.

John J. Brennan, Chairman of the board of directors, Chief Executive Officer and President of the Company, and Donald P. Brennan, Vice Chairman of the Company, are brothers.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s financial statements and the financial reporting process. The Audit Committee assists the board of directors in fulfilling its oversight responsibilities relating primarily to the Company’s financial reporting process, its systems of internal accounting and financial controls and the independent audit of its financial statements. The Audit Committee is composed of three directors, each of whom is independent (as defined in Nasdaq’s Rule 4200(a)(15) and Rule 10A-3(b)(1) under the Securities Exchange Act), has not participated in the preparation of the financial statements of the Company or any subsidiary of the Company, and is able to read and understand fundamental financial statements. In addition, the Board has determined that Bernard Somers and Seth J. Lehr qualify as “audit committee financial experts” as defined by the SEC in Item 401(h) of Regulation S-K. The Audit Committee operates under a written charter adopted by the board of directors. Attached as an Appendix to this Proxy Statement is a copy of the Audit Committee Charter as amended in 2004.

The Audit Committee reviewed with the independent public accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent public accountants their independence from management and the Company and the independent public accountants provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also discussed with the Company’s independent public accountants the overall scope and plans for the Company’s audit. The Audit Committee met with the independent public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed and discussed the Company’s audited financial statements with management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Bernard Somers, Chairman

Seth J. Lehr

John A. Stoops

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for setting the base salaries and the total compensation levels of the Chief Executive Officer (the “CEO”) and the other executive officers of the Company. In addition, the Compensation Committee is responsible for (i) setting the performance criteria for annual bonus awards and determining the achievement levels and payout for the executive officers in accordance with an Incentive Compensation Plan adopted in 2003 and (ii) determining which executives, including the CEO, will be granted stock options and the size of such grants.

Compensation Philosophy

The Company’s compensation policies for executive officers are designed to (a) provide competitive compensation packages that will attract and retain superior executive talent, (b) link a significant portion of compensation to financial results, so as to reward successful performance, and (c) provide long-term equity compensation, to further align the interests of executive officers with those of shareholders and further reward successful performance. The principal components of the Company’s executive officer compensation program are base salary, annual bonus awards, and grants of stock options.

Annual Compensation

Annual cash compensation is comprised of a base salary and a bonus award and is based upon a review of compensation packages of executives in comparable positions with other publicly held teleservices firms. The Committee believes that the compensation levels of the executive officers in 2003 were within the median compensation levels for comparable positions.

Historically, bonus awards have been made pursuant to criteria established at the beginning of each year. The criteria vary depending upon the position and may include individual objectives, corporate performance targets, divisional performance targets and, for sales personnel, sales and sales margin targets. Following the Company’s announcement of its financial results for the first half of 2003, the Committee, in accordance with terms of the Incentive Compensation Plan, reviewed the bonus criteria established at the beginning of 2003 and determined that such criteria, because of certain largely exogenous factors, failed to provide the optimal degree of performance incentive for management sought by the Committee with respect to the remainder of 2003. In considering this issue, the Committee was of the view that appropriately structured incentive programs are advantageous to shareholders insofar as these programs provide a material incentive for superior performance. On the other hand, the Committee does not favor revising bonus targets to simply provide forgiveness for failure to meet established targets or which reflect a perceived entitlement to bonuses. After carefully considering both of these factors, the Committee determined that the existing bonus criteria for the year 2003 would not appropriately further the Company’s compensation policies designed to drive increases in shareholder value. Therefore, the Committee, giving consideration to recommendations received from management, determined to establish new corporate performance targets under which executive officers, except for the Company’s Chief Executive Officer, would become eligible to earn bonuses during the second half of 2003. Divisional performance targets, including targets for sales personnel, were not changed. Regardless of the level of performance for the second half of 2003, in no event would any bonus plan participant be able to obtain the full amount of the full year 2003 bonus as originally structured.

Payment of awards under the Incentive Compensation Plan is made in cash and in stock options as determined by the Compensation Committee.

Long-Term Compensation

The Compensation Committee has the discretion to grant stock options to the executive officers. The number of options in each grant is not based on any specific criteria. Due to business conditions and the Company’s performance, no stock options were granted to executive officers in 2003.

Compensation of Chief Executive Officer

In consideration of business conditions and the Company’s performance, the CEO elected, at the beginning of 2003, to reduce his annual base salary for 2003 from $575,000 to $500,000. The bonus paid to the CEO for fiscal 2003 was based upon achievement of objectives and targets established at the beginning of the year.

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction for certain compensation exceeding $1,000,000 paid to the CEO or any of the four other highest paid executive officers, excluding (among other things) certain performance-based compensation. Through December 31, 2003, this provision has not affected the Company’s tax deductions, but the Compensation Committee will continue to monitor the potential impact of section 162(m) on the Company’s ability to deduct executive compensation.

THE COMPENSATION COMMITTEE

Donald P. Brennan, Chairman

Bernard Somers

COMPARATIVE STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the Company’s Common Stock with the cumulative total return of (i) the Nasdaq Stock Market (U.S.) Index (the “Nasdaq Index”) and (ii) a “peer group” index, assuming an investment of $100 on December 31, 1998 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the “peer group,” and further assuming reinvestment of dividends. The “peer group” consists of Aegis Communications Group, Inc., APAC Teleservices, Inc., RMH Teleservices, Inc., West Corporation, Sitel Corp. and Teletech Holdings, Inc. In 1998, ATC Communications Group, Inc. merged with IQI, Inc. and changed its corporate name to Aegis Communications Group, Inc.

Measurement Date	ICT Group, Inc.	Nasdaq Stock Market	Peer Group
12/31/98	$100	$100	$100
12/31/99	$478	$176	$298
12/31/00	$376	$111	$209
12/31/01	$726	$88	$179
12/31/02	$452	$62	$110
12/31/03	$458	$93	$154

PROPOSAL NO. 2

AMENDMENT OF 1996 NON-EMPLOYEE DIRECTORS PLAN

At the Annual Meeting, the shareholders will vote on a proposal to amend the Company’s 1996 Non-Employee Directors Plan (the “Directors Plan”) to increase the number of option shares granted upon first becoming a member of the board from 10,000 to 15,000 shares and to increase the number of option shares granted each year thereafter from 2,500 to 5,000 shares. The board of directors approved the amendment in February 2004, subject to shareholder approval.

The board of directors believes the Directors Plan helps the Company to attract, retain and motivate non-employee directors to participate in the management of the Company through representation on the board. The board believes that providing non-employee directors with the opportunity to acquire an equity interest in the Company will align their interests closely with other shareholders. The Compensation Committee recommended the proposed increase in options to the board based upon an analysis of compensation paid to directors of industry peer group companies and the increased responsibilities of directors of public companies. The board believes that the proposed increase in the number of options granted under the Directors Plan is in the best interest of the Company and its shareholders.

The Directors Plan was amended in 2000, with the approval of the Company’s shareholders, increasing the number of shares reserved for issuance thereunder from 30,000 to 50,000 and again in 2002, with the approval of the Company’s shareholders, increasing the number of shares reserved for issuance thereunder from 50,000 to 100,000. The Directors Plan was amended in 2003, with the approval of the Company’s shareholders, increasing the number of shares reserved for issuance thereunder from 100,000 to 250,000. The Directors Plan also was amended in 2000 to increase the number of option shares granted to a member of the board upon first becoming a member and the number of option shares granted each year thereafter.

The board of directors recommends that the shareholders vote FOR the proposal to amend the Directors Plan to increase the number of option shares granted upon first becoming a member of the board from 10,000 to 15,000 shares and to increase the number of option shares granted each year thereafter from 2,500 to 5,000 shares.

Description of the Directors Plan

The Directors Plan was adopted by the board of directors in May 1996. The Directors Plan currently provides for formula grants of Non-Qualified Stock Options (“NQSOs”) to members of the board of directors who are not employees of the Company (“Non-Employee Directors”).

General.    Subject to adjustment in certain circumstances as discussed below, the Directors Plan authorizes up to 250,000 shares of Common Stock of the Company for issuance pursuant to the terms of the Plan. If and to the extent grants under the Directors Plan expire or are terminated for any reason without being exercised, or the shares of Common Stock subject to a grant are forfeited, the shares of Common Stock subject to such grants will be available for future grants under the Directors Plan.

Eligibility for Participation.    Each of our four Non-Employee Directors is eligible to receive NQSOs under the Directors Plan.

Formula Grants.    Pursuant to the Directors Plan, on the date each Non-Employee Director becomes a member of the board of directors, that Non-Employee Director receives an NQSO to purchase 10,000 shares of Common Stock. Such NQSOs vest as to fifty percent of the shares of Common Stock on the date of grant and vest with respect to the remaining fifty percent of the shares on the first anniversary of the date of grant if the director continues to be a member of the board of directors through that date. Thereafter, on each date that the

Company holds its annual meeting of shareholders, each Non-Employee Director in office immediately after the annual meeting (other than Non-Employee Directors first elected at such meeting) will receive an NQSO to purchase 2,500 shares of Common Stock. The exercise price of all options granted pursuant to the Directors Plan must be equal to the fair market value of a share of Common Stock on the date of grant and the term of each such option is ten years. Options granted annually to Non-Employee Directors pursuant to the Directors Plan become exercisable with respect to 100% of the shares on the first anniversary of the date of grant.

If a Non-Employee Director ceases to serve as a Non-Employee Director of the Company or its subsidiaries for any reason other than becoming an employee of the Company, disability, death or termination for cause, the Non-Employee Director’s NQSOs will terminate 90 days following the date on which he or she ceases to serve. If a Non-Employee Director’s service ceases due to death or disability, the Non-Employee Director’s NQSOs will terminate one year following the date on which he or she ceases to serve due to such death or disability. If a Non-Employee Director’s service ceases due to termination by the Company for cause, the Non-Employee Director’s NQSOs will terminate immediately.

Amendment and Termination of the Directors Plan.    The board of directors may amend or terminate the Directors Plan at any time, provided that the formula provisions of the Directors Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Directors Plan will terminate in May 2006, unless terminated earlier by the board of directors or extended by the board of directors with the approval of shareholders.

Adjustment Provisions.    If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or combination or exchange of such shares; or merger, reorganization or consolidation in which the Company is the surviving corporation; or reclassification or other change in the par value of the Common Stock or by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class, the Compensation Committee may make adjustments to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

Change of Control of the Company.    Upon a change of control of the Company (i) the Company will provide each Non-Employee Director with outstanding NQSOs written notice of such change of control and (ii) all outstanding NQSOs will automatically accelerate and become fully exercisable.

Participation in the Directors Plan

As of April 12, 2004, four directors were eligible to participate in the Directors Plan—Bernard Somers, Seth J. Lehr, Donald P. Brennan and John A. Stoops. In 2003 each participant received an option to purchase 2,500 shares of Common Stock. As of December 31, 2003, the Company had granted, net of cancellations, options to purchase 67,500 shares under the Directors Plan and 182,500 shares remained available for grants under the Directors Plan.

New Plan Benefits

No options have been granted to date under the Directors Plan based upon the proposed increase in grants. However, if the proposed increase in grants is approved by the shareholders, then each of the four non-employee directors eligible to participate in the Directors Plan will be granted an option to purchase 5,000 shares of Common Stock on May 18, 2004—the date of the annual meeting—at an exercise price per share equal to the fair market value of a share of Common Stock on that date.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed the firm of KPMG LLP as the Company’s independent public accountants for the year ending December 31, 2004. KPMG LLP has audited the Company’s financial statements since May 2002. Prior to that time, Arthur Andersen LLP (“Arthur Andersen”) audited the Company’s financial statements since the Company’s inception. In making its decision, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

Although not required by law or by the By-laws of the Company, the board of directors has determined that it would be desirable to request ratification of this appointment by the shareholders. If ratification is not received, the Audit Committee will reconsider the appointment. A representative of KPMG LLP is expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

The affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the outstanding shares of Common Stock is required for the ratification of this selection.

The board of directors recommends that the shareholders vote FOR ratification of the selection of KPMG LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2004.

Fees Billed by Independent Public Accountants

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered to the Company in connection with the audit of the Company’s financial statements for the fiscal year end and the reviews conducted by KPMG LLP of the financial statements included in the Quarterly Reports on Form 10-Q that the Company was required to file totaled approximately $206,000 in fiscal 2003 and approximately $242,000 in fiscal 2002. KPMG LLP was engaged by the Company on May 21, 2002 and reviewed the financial statements included in the Company’s Quarterly Reports after that date.

Audit-Related Fees.    The aggregate fees billed by KPMG LLP for audit-related services totaled approximately $53,000 in fiscal 2003 and approximately $30,000 in fiscal 2002. Audit-related services principally include statutory audits of certain Company subsidiaries and audits of employee benefit plans.

Tax Fees.    The aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning totaled approximately $179,000 in fiscal 2003 and approximately $82,000 in fiscal 2002.

All Other Fees.    The aggregate fees billed by KPMG LLP for services other than the services reported above totaled approximately $29,000 in fiscal 2003 principally for S-8 and S-3 registration statements and approximately $96,000 in fiscal 2002 principally for an S-3 registration statement and acquisition related services.

INFORMATION CONCERNING INDEPENDENT PUBLIC ACCOUNTANTS

On May 20, 2002, the Company dismissed Arthur Andersen as its independent public accountant. On May 21, 2002, the Company engaged KPMG LLP to serve as the Company’s independent public accountant for the Company’s 2002 fiscal year. The change was effective immediately. The decision to dismiss Arthur Andersen was recommended by the Audit Committee of the Company’s Board of Directors and approved by the Company’s Board of Directors.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2000 and December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2000 and December 31, 2001, and through May 20, 2002 for the fiscal year ending December 31, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2000 and December 31, 2001 or the fiscal year ending December 31, 2002. During the fiscal years ended December 2000 and December 31, 2001, and during the fiscal year ending December 31, 2002 through the date of this report, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company disclosed the foregoing information on a Current Report on Form 8-K dated May 20, 2002. Arthur Andersen was provided with a copy of the foregoing disclosures and has furnished a letter addressed to the Securities and Exchange Commission stating that it agrees with such statements. A copy of Arthur Andersen’s letter was filed as an exhibit to the Form 8-K.

During the fiscal years ended December 31, 2000 and December 31, 2001, and through May 20, 2002 for the fiscal year ending December 31, 2002, the Company did not consult with KPMG LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s financial statements or (iii) any matter that was either the subject of a disagreement or a reportable event as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent (10%) of the Company’s Common Stock to file reports of ownership and changes in ownership of the Company’s Common Stock and any other equity securities of the Company with the Securities and Exchange Commission. Based on its records, the Company believes that reports for its executive officers, directors and greater than ten percent (10%) shareholders were timely filed during 2003.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. To be considered for inclusion in the proxy statement and form of proxy relating to the 2005 annual meeting, the Company must receive such proposals no later than December 1, 2004. Proposals should be directed to the attention of the Secretary of the Company.

Different deadlines apply to submission of shareholder proposals for the 2005 annual meeting that are not intended to be included in the Company’s proxy statement. The Company’s Bylaws provide that a shareholder may nominate one or more persons for election as directors at the 2005 annual meeting only if the shareholder has provided a written notice, in the form prescribed by the Bylaws, to the Secretary of the Company between February 18, 2005 and March 10, 2005 (not less than 70 days, nor more than 90 days, prior to the anniversary of the 2004 annual meeting). The Chairman of the 2005 annual meeting may refuse to acknowledge the nomination of any person not made in compliance with such procedures. For other shareholder proposals for the 2005 annual meeting, the deadline, under SEC rules, is February 26, 2005 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company’s proxy agents will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2005 annual meeting.

OTHER MATTERS

The Board has adopted a Code of Ethics applicable to the Company’s senior financial officers, including the Company’s chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. The Company’s Code of Ethics for Senior Financial Officers is available on the Company’s website at www.ictgroup.com.

Although the Company knows of no items of business which will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority to the proxy agents with respect to any other matters which may come before the meeting to the extent permitted by the applicable rules of the SEC. In this regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14a-4(c)(1) which grants the proxy agents discretionary authority to vote on any shareholder proposals presented at the meeting of which the Company has not received notice at least 45 days before the anniversary of the date on which the Company first mailed its proxy materials for last year’s Annual Meeting. The Company received no notice of any shareholder proposal by such anniversary date (i.e. February 26, 2004).

The Company, upon request, will furnish to record and beneficial holders of its Common Stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for Fiscal 2003. All requests should be directed to the Company, Attention: Vincent Paccapaniccia.

In addition, electronic copies of the Company’s Fiscal 2003 Annual Report, Form 10-K and proxy statement will be available on the Company’s website at:

http://www.ictgroup.com/investors/index.html

after the reports are mailed to shareholders in early April 2004.

By Order of the Board of Directors,

Jeffrey C. Moore

Secretary

April	12, 2004

APPENDIX A

ICT GROUP, INC.

Charter of the Audit Committee of the Board of Directors

1.    Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Review financial information to be provided to shareholders and others.

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls.

•	Monitor the independence and performance of the Company’s independent auditors and the personnel performing the internal audit function.

•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

•	Establish and maintain procedures to receive and address complaints received by the Company regarding accounting, internal auditing controls and auditing matters.

•	Prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee may retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

Although the Audit Committee has the powers and responsibilities set forth in this Charter, the role of the Audit Committee is oversight. The members of the Audit Committee are not full-time employees of the Company and may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management, and the independent auditors are responsible for planning and carrying out proper audits and reviews of the Company’s financial statements. The Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that the Company’s independent auditors are in fact “independent.” This Charter shall not alter the standard of care for directors of the Company who are members of the Audit Committee. Rather, the standard of care for a director of the Company who is a member of the Audit Committee shall be determined in accordance with the laws of the Commonwealth of Pennsylvania and shall be identical to the standard of care for all other directors of the Company.

2.    Audit Committee Composition and Meetings

The Audit Committee shall be composed of at least three directors, each of whom must be independent within the meaning of the applicable rules and regulations of the SEC and of the principal market or transaction reporting system on which the Company’s securities are traded or quoted. A director who is independent within the meaning of these rules and regulations shall not qualify as an independent director of the Company unless the

Board has affirmatively determined that the director is independent. In addition, all of the members of the Audit Committee shall meet the financial literacy and other requirements of all applicable rules and regulations of the SEC and of the principal market or transaction reporting system on which the Company’s securities are traded or quoted. Members of the Audit Committee must also satisfy the following additional requirements in order to be independent:

(a)	No Audit Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC;

(b)	No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Audit Committee and any other Board committee; and

(c)	No Committee member shall have participated in the preparation of the financial statements of the Company or any subsidiary of the Company (exclusive of former subsidiaries that are no longer subsidiaries of the Company) during the past three years.

All members of the Audit Committee must be able to read and understand fundamental financial statements. At least one member shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior official with financial oversight responsibilities. To the extent possible, such member of the Committee shall be an “audit committee financial expert,” as that term is defined by the SEC.

The members of the Audit Committee shall be appointed by a majority of the Board for one-year terms or until their successors are duly appointed, subject to their earlier resignation, retirement, or removal. No member of the Audit Committee shall be removed except by majority vote of the directors of the full Board then in office. The Board shall designate one member of the Committee to serve as Chair.

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee should meet privately in executive session at least annually with management, the senior personnel performing the internal audit function, the independent auditors and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed. In addition, the Audit Committee or at least its Chair should meet with the independent auditors and management quarterly to review the Company’s financial statements and significant findings based upon the independent auditors’ limited review procedures.

3.    Audit Committee Responsibilities and Duties

Review Procedures

In fulfilling its responsibilities, the Audit Committee is expected to perform the following procedures:

(a)	Review and reassess this Charter of the Audit Committee at least annually and recommend to the Board of Directors, as appropriate, amendments to this Charter.

(b)	Publish this Charter in accordance with the applicable rules and regulations of the SEC and of the principal market or transaction reporting system on which the Company’s securities are traded or quoted.

(c)	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, and any reports or other financial information submitted to any governmental body, or to the public, including the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein, prior to filing or distribution. In conducting its review, the Audit Committee should discuss the following matters with management and the independent auditors:

(i)	The independent auditors’ audit of the Company’s financial statements and any certifications, reports, opinions or reviews rendered or prepared by the independent auditors with respect to the Company’s financial statements.

(ii)	Any significant changes required in the independent auditors’ audit plan.

(iii)	Any significant difficulties encountered during the course of the audit (including any restriction on the scope of work or access to required information).

(iv)	Any significant disagreement among management and the independent auditors in connection with preparation of the financial statements.

(v)	Other matters related to the conduct of the audit which are communicated to the Audit Committee under generally accepted auditing standards.

(d)	In consultation with the management, the independent auditors and the senior personnel performing the internal audit function, discuss and consider the integrity of the Company’s financial reporting processes and controls. Review significant findings prepared by the independent auditors together with management’s responses.

(e)	Discuss with management significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review the regular internal reports to management prepared by the personnel performing the internal audit function and management’s response.

(f)	Review and discuss with management the Company’s quarterly financial results prior to the release of earnings and the Company’s quarterly financial statements and the Company’s Quarterly Report on Form 10-Q, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein, prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles with management and any items communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61 or other significant findings based upon the auditors’ review procedures. As deemed appropriate, the Audit Committee shall review these matters with management and the independent auditors. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

(g)	Meet with the independent auditors, the senior personnel performing the internal audit function and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

Duties Relating to the Independent Auditors

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the shareholders. Accordingly, the Audit Committee is expected to perform the following activities with, or as they relate to, the independent auditors:

(a)	The Audit Committee shall have the sole authority to retain, set compensation and retention terms for, terminate, oversee, and evaluate the activities of the Company’s independent auditors. The independent auditors shall report directly to the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors.

(b)	The Audit Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees for such services. Pre-approval of lawfully permitted non-audit services may be pursuant to appropriate policies and procedures established by the Audit Committee for the pre-approval of such non-audit services, provided that any such pre-approved non-audit services are reported to the full Audit Committee at its next scheduled meeting.

(c)	Prior to initiation of the audit, the Audit Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.

(d)	The Audit Committee shall, at least annually, obtain and review a report by the independent auditors describing all relationships between the firm and the Company in order to assess the firm’s independence.

(e)	The Audit Committee shall review periodically any reports prepared by the independent auditors and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent auditors, and any other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

(f)	The Audit Committee shall discuss with the independent auditors any disagreements with management, and any other matters required to be brought to the attention of the Audit Committee under auditing standards (such as Statement on Auditing Standards No. 61). The Audit Committee shall resolve any disagreements between the independent auditors and management.

(g)	The Audit Committee shall take appropriate action to oversee the independence of the independent auditor. In this regard, the Audit Committee shall ensure its receipt from the independent auditors of a formal written statement, consistent with Independence Standard Board Standard No. 1, delineating all relationships between the independent auditor and the Company, and shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors.

(h)	Prior to releasing the year-end earnings, discuss, out of the presence of management, the results of the audit with the independent auditors. The discussion should include the matters set forth in Item 3 under the caption “Audit Committee Responsibilities and Duties—Review Procedures,”, as well as the following:

(i)	The adequacy of the Company’s internal controls, including computerized information system controls and security.

(ii)	Any related significant findings and recommendations of the independent auditors together with management’s responses to them.

(iii)	The independent auditors’ judgment about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

(iv)	Without limiting the foregoing, the Audit Committee is expected to inquire as to the independent auditors’ views about whether management’s choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or are minority practices.

(j)	The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors.

Other Audit Committee Responsibilities

(i)	Recommend to the Board of Directors whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

(j)	Annually prepare a report to shareholders as required by the SEC. The report should be sent to shareholders together with the Company’s proxy statement relating to the annual meeting of shareholders.

(k)	Maintain minutes of meetings and periodically report to the Board of Directors on the activities of the Audit Committee.

(l)	Discuss and address with the independent auditors any significant issues relative to overall Board responsibility that, in the judgment of the independent auditors, have been communicated to management but have not been adequately resolved.

(m)	Ensure that management has established a system to enforce the Company’s Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Executives (the “Policies”).

(n)	Review management’s monitoring of the Company’s compliance with the Policies, and ensure that management has the proper review system in place for determining that the Company’s financial statements, reports and other financial information filed with or furnished to the SEC and the public satisfy legal requirements.

(o)	Review activities, organizational structure and qualifications of the internal audit department.

(p)	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

(q)	Review, and if acceptable, approve any transactions involving the Company in which a director or officer has a material interest within the meaning of applicable rules and regulations of the SEC.

(r)	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(s)	Determine the appropriate funding by the Company for the payment of: (i) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties, (ii) compensation to the independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and (iii) compensation to any special legal, accounting, or other consultants or experts employed by the Audit Committee as deemed necessary in the performance of the Audit Committee’s duties and responsibilities. The Company shall provide such appropriate funding, as determined by the Audit Committee, for these payments.

(t)	Periodically perform a self-evaluation of the Audit Committee’s performance, considering responsiveness to this Charter, effectiveness of relationships and communications with management, internal and independent auditors, and the Board.

(u)	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

ANNUAL MEETING OF SHAREHOLDERS OF

ICT GROUP, INC.

May 18, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. Election of Directors (Class II)

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

Bernard Somers Seth J. Lehr

2. Proposal to amend the Company’s 1996 Non- Employee Directors Plan to increase the number of option shares granted upon first becoming a Board member from 10,000 to 15,000 shares and to increase the number of option shares granted each year thereafter from 2,500 to 5,000 shares.

FOR AGAINST ABSTAIN

3. Proposal to ratify the appointment of KPMG LLP as the Company’s Independent Public Accountants for the fiscal year ending December 31, 2004.

4. Other Business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

This Proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees, “FOR” the proposal to increase the number of option shares granted under the 1996 Non-Employee Directors Plan and “FOR” the ratification of KPMG LLP as the Independent Public Accountants of the Company.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ICT GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 18, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN J. BRENNAN and JEFFREY C. MOORE, or either of them, acting alone in the absence of the other, the proxies of the undersigned, with full powers of substitution (the “Proxies”), to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of ICT Group, Inc, (the “Company”) to be held at the Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania 19102 on May 18, 2004, at 10:00 a.m. or any adjournment thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued and to be signed on the reverse side)